Nektar Therapeutics Reports Fourth Quarter and Year-End 2011 Financial Results

SAN FRANCISCO, Feb. 29, 2012 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2011.

Cash, cash equivalents, and investments at December 31, 2011 were $414.9 million as compared to $315.9 million at December 31, 2010. The 2011 year-end cash balance does not include the $124.0 million payment related to the sale of Cimzia and Mircera royalties also announced today.

"In 2011, Nektar continued to demonstrate that our technology platform is capable of generating multiple new drug candidates in high value therapeutic areas such as pain, oncology and hemophilia," said Howard W. Robin, President and Chief Executive Officer of Nektar. "In Q4, we achieved excellent results in our Phase 1 program for our new opioid molecule, NKTR-181 for chronic pain, and we are advancing it into Phase 2 this year. We also began enrollment in our Phase 3 BEACON study for NKTR-102 in metastatic breast cancer. Finally, BAX 855, a long-acting PEGylated Factor VIII therapy for hemophilia A, entered Phase 1 clinical development with our partner, Baxter."

The company also announced today that AstraZeneca is planning regulatory filings in the US and EU in the middle of 2013 for NKTR-118 (naloxegol) in opioid-induced constipation. Naloxegol is currently in Phase 3 clinical development as a once-daily, oral tablet for the treatment of opioid-induced constipation.

Revenue for the fourth quarter of 2011 was $15.8 million. Revenue in the fourth quarter of 2011 decreased as compared to $45.3 million in the fourth quarter of 2010 primarily as a result of the completion as of December 31, 2010 of the amortization of the $125.0 million upfront payment received in 2009 from AstraZeneca for the NKTR-118 and NKTR-119 license agreement.

Total operating costs and expenses in the fourth quarter of 2011 were $50.3 million as compared to $65.9 million in the fourth quarter of 2010. Research and development expense in the fourth quarter of 2011 was $33.3 million as compared to $31.5 million for the fourth quarter in 2010. General and administrative expense was $11.5 million in the fourth quarter of 2011 as compared to $11.6 million in the fourth quarter of 2010.

Net loss for the fourth quarter ended December 31, 2011 was $37.5 million or $0.33 loss per share.

The company also announced upcoming partner events and presentations at the following medical meeting during the first and second quarters of 2012:

- Partner Event: March 26, 2012, FDA PDUFA (Prescription Drug User Fee Act) Date for MAP Pharmaceutical's LEVADEX for acute treatment of migraine

- Partner Event: March 27, 2012, FDA PDUFA (Prescription Drug User Fee Act) Date for Affymax and Takeda's peginesatide for renal anemia in patients with chronic kidney disease on dialysis

- IMPAKT Breast Cancer Conference, Brussels, Belgium:

Phase 2 results of NKTR-102 in metastatic breast cancer will be reviewed and the BEACON Phase 3 study design will be highlighted to members of the European breast cancer community.

  Abstract Title: "Significant antitumor activity in a randomized phase 2 study comparing 2 schedules of NKTR-102 in patients with metastatic breast cancer", Awada A, et. al.
  Abstract/Poster Number: #249
  Session Title/Track:  "New Drug Development"
  Date: May 4, 2012, Gold Hall, 16:15 – 17:20 pm CET

  Abstract Title: "Phase 3 study of NKTR-102 versus Treatment of Physician's Choice (TPC) in patients (pts) with locally recurrent or metastatic breast cancer (MBC) previously treated with an anthracycline, a taxane, and capecitabine (ATC)", Cortes, J, et. al.
  Abstract/Poster Number: #173
  Session Title/Track:  "New Drug Development"
  Date: May 4, 2012, Gold Hall, 16:15 – 17:20 pm CET

Conference Call to Discuss Year-end and Fourth Quarter 2011 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) today, Wednesday, February 29, 2012.

The press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through April 1, 2012.

To access the conference call, follow these instructions:

Dial: (800) 299-0433 (U.S.); (617) 801-9712(international)
Passcode: 34860642 (Nektar Therapeutics is the host)

An audio replay will also be available shortly following the call through Sunday, April 1, 2012 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 45200354.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for NKTR-118, an investigational drug candidate, which is being evaluated in Phase 3 clinical studies as a once-daily, oral tablet for the treatment of opioid-induced constipation. The agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of NKTR-118 and an opioid. NKTR-181, a novel mu-opioid analgesic, has completed Phase 1 development and is being prepared for a Phase 2 study. In oncology, NKTR-102 is being evaluated in a Phase 3 clinical study for the treatment of metastatic breast cancer and Phase 2 studies for the treatment of ovarian and colorectal cancers. Nektar's technology has enabled seven approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia. Additional development stage products that leverage Nektar's proprietary technology platform include peginesatide, for which Affymax and partner Takeda submitted an NDA to the FDA in May 2011, and Baxter's BAX 855, a long-acting PEGylated rFVIII program which is in Phase 1 clinical development.

Nektar is headquartered in San Francisco, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our plans to initiate a Phase 2 clinical study for NKTR-181; our plans to initiate a Phase 1 clinical study for NKTR-192; AstraZeneca's planned regulatory filings with government health authorities for approval of NKTR-118 in one or more countries if the Phase 3 clinical studies for this drug candidate are successful; the value and potential of certain drug candidates being developed by our collaboration partners; the expected decision on approval by the FDA at the PDUFA dates for Levadex® and peginesatide; and the value and potential of Nektar's research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) we need to fund our research and development programs as well as the repayment of the principal amount of the $215 million in outstanding convertible subordinated notes due in September 2012 by raising additional cash through the monetization of other assets held by us or through one or more financing transactions, which may be dilutive to our existing stockholders, or by reducing or slowing research and development. (ii) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (iii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iv) while the FDA endeavors to complete its review of NDAs by the PDUFA date, it does not always do so and the FDA's decision regarding a NDA can be delayed significantly beyond the original PDUFA date through various regulatory delays or regulatory actions; (v) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; and (vi) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners	(650) 575-1509
Michelle Corral/BCC Partners	(415) 794-8662

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	December 31, 2011	December 31, 2010	(1)
Current assets:
Cash and cash equivalents	$ 15,312	$ 17,755
Short-term investments	225,856	298,177
Accounts receivable	4,938	25,102
Inventory	12,656	7,266
Other current assets	17,944	5,679
Total current assets	276,706	353,979

Long-term investments	173,768	-
Property and equipment, net	78,576	89,773
Goodwill	76,501	76,501
Other assets	999	972
Total assets	$ 606,550	$ 521,225

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 3,019	$ 7,194
Accrued compensation	12,807	9,252
Accrued expenses	6,669	8,540
Accrued clinical trial expenses	11,953	12,144
Deferred revenue, current portion	19,643	20,584
Convertible subordinated notes, current portion	214,955	-
Other current liabilities	6,486	6,394
Total current liabilities	275,532	64,108

Convertible subordinated notes	-	214,955
Capital lease obligations	14,582	17,014
Deferred revenue	108,188	124,763
Deferred gain	3,278	4,152
Other long-term liabilities	7,159	5,571
Total liabilities	408,739	430,563

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	11	9
Capital in excess of par value	1,597,428	1,354,232
Accumulated other comprehensive (loss) income	(1,103)	968
Accumulated deficit	(1,398,525)	(1,264,547)
Total stockholders' equity	197,811	90,662
Total liabilities and stockholders' equity	$ 606,550	$ 521,225

(1) The consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue:
Product sales	$ 6,073	$ 10,700	$ 24,864	$ 27,412
Royalty revenues	3,095	1,999	10,327	7,255
License, collaboration and other	6,614	32,615	36,289	124,372
Total revenue	15,782	45,314	71,480	159,039

Operating costs and expenses:
Cost of goods sold	5,450	10,237	21,891	25,667
Research and development	33,302	31,455	126,766	108,065
General and administrative	11,498	11,585	46,760	40,986
Impairment of long-lived assets	-	12,576	-	12,576
Total operating costs and expenses	50,250	65,853	195,417	187,294

Loss from operations	(34,468)	(20,539)	(123,937)	(28,255)

Non-operating income (expense):
Interest income	661	320	2,244	1,545
Interest expense	(2,525)	(2,488)	(10,223)	(11,174)
Other income (expense), net	(445)	391	(1,044)	827
Total non-operating expense, net	(2,309)	(1,777)	(9,023)	(8,802)

Loss before provision for income taxes	(36,777)	(22,316)	(132,960)	(37,057)

Provision for income taxes	718	264	1,018	881

Net loss	$ (37,495)	$ (22,580)	$ (133,978)	$ (37,938)

Basic and diluted net loss per share	$ (0.33)	$ (0.24)	$ (1.19)	$ (0.40)

Weighted average shares outstanding used in
computing basic and diluted net loss per
share	114,446	94,398	112,942	94,079

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$ (133,978)	$ (37,938)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,951	16,551
Stock-based compensation	18,885	17,399
Impairment of long-lived assets	-	12,576
Other non-cash transactions	1,359	198
Changes in operating assets and liabilities:
Accounts receivable	20,164	(20,301)
Inventory	(5,390)	(795)
Other assets	(12,267)	577
Accounts payable	(3,384)	4,274
Accrued compensation	3,555	(800)
Accrued expenses	1,013	1,683
Accrued clinical trial expenses	(191)	(2,023)
Deferred revenue	(17,516)	(47,025)
Other liabilities	(943)	(247)
Net cash used in operating activities	(113,742)	(55,871)

Cash flows from investing activities:
Purchases of investments	(695,371)	(443,122)
Sales of investments	210,089	15,479
Maturities of investments	383,052	475,813
Purchases of property and equipment	(9,722)	(31,457)
Net cash (used in) provided by investing activities	(111,952)	16,713

Cash flows from financing activities:
Proceeds from issuances of common stock	224,313	8,891
Payments of loan and capital lease obligations	(1,978)	(1,356)
Net cash provided by financing activities	222,335	7,535
Effect of exchange rates on cash and cash equivalents	916	(219)
Net decrease in cash and cash equivalents	$ (2,443)	$ (31,842)
Cash and cash equivalents at beginning of period	17,755	49,597
Cash and cash equivalents at end of period	$ 15,312	$ 17,755